Exhibit 107

CALCULATION OF REGISTRATION FEE TABLE

Form S-3

(Form Type)

EXOZYMES INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Fees to Be Paid	Equity	Common Stock, par value $0.000001 per share	457(o)	(2)	(3)	(3)		0
	Equity	Preferred Stock, par value $0.000001 per share	457(o)	(2)	(3)	(3)		0
	Other	Warrants	457(o)	(2)	(3)	(3)		0
	Other	Debt	457(o)	(2)	(3)	(3)		0
	Other	Rights	457(o)	(2)	(3)	(3)		0
	Other	Units(1)	457(o)	(2)	(3)	(3)		0
	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457(o)	(2)	(3)	$50,000,000	0.0001381	$6,905.00
Fees previously Paid
Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$50,000,000.00		$6,905.00
	Total Fees Previously Paid							$00
	Total Fee Offsets							00
	Net Fees Due							$6,905.00

(1)	Consisting of some or all of the securities listed above, in any combination, including common stock, preferred stock, debt securities, warrants, subscription rights and units that include any of the foregoing securities.

(2)	The securities registered hereunder cover an indeterminate number of shares of common stock, shares of preferred stock, debt securities, warrants, rights, and units that may be sold by the registrant from time to time, for a maximum aggregate offering price of all securities not to exceed $50,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The securities registered also include an indeterminate amount and number of shares of common stock as may be issued upon exercise of warrants, conversion of preferred stock and debt securities, exercise of rights, or pursuant to the anti-dilution provisions of any such securities. The securities registered also include an indeterminate amount and number of shares of common stock and preferred stock as may be issued upon the exercise of warrants or pursuant to the anti-dilution provisions of any such securities.

(3)	The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.

(4)	Calculated pursuant to Rule 457(o) under the Securities Act.